


                                         Ford Motor Company and Subsidiaries
                                         -----------------------------------

                                                     HIGHLIGHTS


                                                                    Fourth Quarter                         Full Year
                                                                -----------------------             -------------------------
                                                                 1998            1997                 1998             1997
                                                                -------         -------             --------         --------
                                                                   (unaudited)
Worldwide vehicle unit sales of
 cars and trucks (in thousands)
- North America                                                 1,197           1,118                4,370           4,432
- Outside North America                                           617             673                2,453           2,515
                                                                -----           -----                -----           -----
    Total                                                       1,814           1,791                6,823           6,947
                                                                =====           =====                =====           =====

Sales and revenues (in millions)
- Automotive                                                  $32,204         $31,897             $119,083        $122,935
- Financial Services                                            5,699           8,055               25,333          30,692
                                                              -------         -------             --------        --------
    Total                                                     $37,903         $39,952             $144,416        $153,627
                                                              =======         =======             ========        ========

Net income (in millions)
- Automotive                                                  $   820         $ 1,341             $  4,752        $  4,714
- Financial Services (excl. The Associates)                       223             231                1,187           1,374
                                                              -------         -------             --------        --------
   Subtotal                                                     1,043           1,572                5,939           6,088
- The Associates                                                    -             224                  177             832
- Gain on spin-off of The Associates                                -               -               15,955               -
                                                              -------         -------             --------        --------
    Total                                                     $ 1,043         $ 1,796             $ 22,071        $  6,920
                                                              =======         =======             ========        ========

Capital expenditures (in millions)
- Automotive                                                  $ 2,445         $ 2,389             $  8,113        $  8,142
- Financial Services                                              106             162                  504             575
                                                              -------         -------             --------        --------
    Total                                                     $ 2,551         $ 2,551             $  8,617        $  8,717
                                                              =======         =======             ========        ========

Automotive capital expenditures as a
 percentage of sales                                              7.6%            7.5%                 6.8%            6.6%

Stockholders' equity at December 31
- Total (in millions)                                         $23,409         $30,734             $ 23,409        $ 30,734
- After-tax return on Common and
   Class B stockholders' equity                                  17.8%           24.1%                25.4%           24.4%

Automotive net cash at December 31
 (in millions)
- Cash and marketable securities                              $23,805         $20,835             $ 23,805        $ 20,835
- Debt                                                          9,834           8,176                9,834           8,176
                                                              -------         -------             --------        --------
   Automotive net cash                                        $13,971         $12,659             $ 13,971        $ 12,659
                                                              =======         =======             ========        ========

After-tax return on sales
- North American Automotive                                       4.5%            5.9%                 5.3%            5.1%
- Total Automotive                                                2.6%            4.2%                 4.0%            3.9%

Shares of Common and Class B Stock
 (in millions)
- Average number outstanding                                    1,210           1,201                1,211           1,195
- Number outstanding at December 31                             1,209           1,202                1,209           1,202

Common Stock price (per share)
 (adjusted to reflect The Associates
 spin-off)
- High                                                        $59-7/8         $33-9/16             $61-7/16       $33-9/16
- Low                                                          38-13/16        27-23/32             28-15/32       20-3/64

AMOUNTS PER SHARE OF COMMON AND
 CLASS B STOCK AFTER PREFERRED
 STOCK DIVIDENDS

Income assuming dilution
- Automotive                                                  $  0.66         $  1.08              $  3.76        $   3.82
- Financial Services (excl. The Associates)                      0.18            0.19                 0.96            1.12
                                                              -------         -------              -------        --------
   Subtotal                                                      0.84            1.27                 4.72            4.94
- The Associates                                                    -            0.18                 0.14            0.68
- Gain on spin-off of The Associates                                -               -                12.90               -
                                                              -------         --------             -------        --------
    Total                                                     $  0.84         $  1.45              $ 17.76        $   5.62
                                                              =======         =======              =======        ========

Cash dividends                                                $  0.46         $  0.42              $  1.72        $  1.645




                                         Ford Motor Company and Subsidiaries

                                                 VEHICLE UNIT SALES
                                                 ------------------
                                  For the Periods Ended December 31, 1998 and 1997
                                                   (in thousands)



                                                      Fourth Quarter                           Full Year
                                                  ----------------------                 ----------------------
                                                   1998            1997                   1998            1997
                                                  ------          ------                 ------          ------
                                                      (unaudited)                              (unaudited)
North America
United States
 Cars                                              428             409                 1,563            1,614
 Trucks                                            654             578                 2,425            2,402
                                                 -----           -----                 -----            -----
  Total United States                            1,082             987                 3,988            4,016

Canada                                              87              91                   279              319
Mexico                                              28              40                   103               97
                                                 -----           -----                 -----            -----

  Total North America                            1,197           1,118                 4,370            4,432

Europe
Britain                                            102             124                   498              466
Germany                                            143             137                   444              460
Italy                                               56              70                   205              248
France                                              54              41                   171              153
Spain                                               46              43                   155              155
Other                                               95              91                   377              318
                                                 -----           -----                 -----            -----

  Total Europe                                     496             506                 1,850            1,800

Other international
Brazil                                              34              49                   178              214
Australia                                           35              31                   133              132
Argentina                                           16              35                    97              147
Taiwan                                              12              17                    77               79
Japan                                                5              10                    25               40
Other                                               19              25                    93              103
                                                 -----           -----                 -----            -----

  Total other international                        121             167                   603              715
                                                 -----           -----                 -----            -----

Total worldwide vehicle unit sales               1,814           1,791                 6,823            6,947
                                                 =====           =====                 =====            =====





Vehicle unit sales are reported worldwide on a "where sold" basis and include sales of all Ford-badged units, as well as units manufactured by Ford and sold to other manufacturers.

Prior periods restated to correct reported unit sales.




                                         Ford Motor Company and Subsidiaries

                                          CONSOLIDATED STATEMENT OF INCOME
                                          --------------------------------
                                 For the Years Ended December 31, 1998, 1997 and 1996
                                      (in millions, except amounts per share)

                                                                             1998         1997          1996
                                                                           ---------    ---------     ---------
AUTOMOTIVE
Sales (Note 1)                                                             $119,083      $122,935     $118,023

Costs and expenses (Note 1 and 15):
Costs of sales                                                              104,782       108,907      108,882
Selling, administrative and other expenses                                    7,616         7,082        6,625
                                                                           --------      --------     --------
  Total costs and expenses                                                  112,398       115,989      115,507

Operating income                                                              6,685         6,946        2,516

Interest income                                                               1,331         1,116          841
Interest expense                                                                829           788          695
                                                                           --------      --------     --------
  Net interest income                                                           502           328          146
Equity in net loss of affiliated companies (Note 1)                             (38)          (88)          (6)
Net expense from transactions with
 Financial Services (Note 1)                                                   (191)         (104)         (85)
                                                                           --------      --------     --------

Income before income taxes - Automotive                                       6,958         7,082        2,571

FINANCIAL SERVICES
Revenues (Note 1)                                                            25,333        30,692       28,968

Costs and expenses (Note 1):
Interest expense                                                              8,036         9,712        9,704
Depreciation                                                                  8,589         7,645        6,875
Operating and other expenses                                                  4,618         6,621        6,217
Provision for credit and insurance losses                                     1,798         3,230        2,564
Asset write-downs and dispositions (Note 15)                                      -             -          121
                                                                           --------      --------     --------
  Total costs and expenses                                                   23,041        27,208       25,481
Net revenue from transactions with Automotive (Note 1)                          191           104           85
Gain on spin-off of The Associates (Note 15)                                 15,955             -            -
Gain on sale of Common Stock of a subsidiary (Note 15)                            -           269          650
                                                                           --------      --------     --------

Income before income taxes - Financial Services                              18,438         3,857        4,222
                                                                           --------      --------     --------

TOTAL COMPANY
Income before income taxes                                                   25,396        10,939        6,793
Provision for income taxes (Note 6)                                           3,176         3,741        2,166
                                                                           --------      --------     --------
Income before minority interests                                             22,220         7,198        4,627
Minority interests in net income of subsidiaries                                149           278          181
                                                                           --------      --------     --------
Net income                                                                 $ 22,071      $  6,920     $  4,446
                                                                           ========      ========     ========
Income attributable to Common and Class B Stock
 after preferred stock dividends (Note 1)                                  $ 21,964      $  6,866     $  4,381

Average number of shares of Common and Class B
 Stock outstanding (Note 1)                                                   1,211         1,195        1,179

AMOUNTS PER SHARE OF COMMON AND CLASS B STOCK (Note 1)

Basic income                                                               $  18.17      $   5.75     $   3.73

Diluted income                                                             $  17.76      $   5.62     $   3.64

Cash dividends                                                             $   1.72      $  1.645     $   1.47


The accompanying notes are part of the financial statements.



                                         Ford Motor Company and Subsidiaries

                                             CONSOLIDATED BALANCE SHEET
                                             --------------------------
                                                    (in millions)

                                                                                          December 31,      December 31,
                                                                                              1998              1997
                                                                                          ------------      ------------
ASSETS
Automotive
Cash and cash equivalents                                                                   $  3,685          $  6,316
Marketable securities (Note 2)                                                                20,120            14,519
                                                                                            --------          --------
   Total cash and marketable securities                                                       23,805            20,835

Receivables                                                                                    2,604             3,097
Inventories (Note 4)                                                                           5,656             5,468
Deferred income taxes                                                                          3,239             3,249
Other current assets (Note 1)                                                                  3,405             3,782
Net current receivable from Financial Services (Note 1)                                            0               416
                                                                                            --------          --------
   Total current assets                                                                       38,709            36,847

Equity in net assets of affiliated companies (Note 1)                                          2,401             1,951
Net property (Note 5)                                                                         37,320            34,594
Deferred income taxes                                                                          3,175             3,712
Other assets (Notes 1 and 8)                                                                   7,139             7,975
                                                                                            --------          --------
   Total Automotive assets                                                                    88,744            85,079

Financial Services
Cash and cash equivalents                                                                      1,151             1,618
Investments in securities (Note 2)                                                               968             2,207
Net receivables and lease investments (Note 3)                                               132,567           175,417
Other assets (Note 1)                                                                         13,227            14,776
Net receivable from Automotive (Note 1)                                                          888                 0
                                                                                            --------          --------
   Total Financial Services assets                                                           148,801           194,018
                                                                                            --------          --------

   Total assets                                                                             $237,545          $279,097
                                                                                            ========          ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Automotive
Trade payables                                                                              $ 13,368          $ 11,997
Other payables                                                                                 2,755             2,557
Accrued liabilities (Note 7)                                                                  16,925            16,250
Income taxes payable                                                                           1,404             1,358
Debt payable within one year (Note 9)                                                          1,121             1,129
Net current payable to Financial Services (Note 1)                                                70                 0
                                                                                            --------          --------
   Total current liabilities                                                                  35,643            33,291

Long-term debt (Note 9)                                                                        8,713             7,047
Other liabilities (Note 7)                                                                    30,133            28,899
Deferred income taxes                                                                            751             1,210
Net payable to Financial Services (Note 1)                                                       818                 0
                                                                                            --------          --------
   Total Automotive liabilities                                                               76,058            70,447

Financial Services
Payables                                                                                       3,555             4,539
Debt (Note 9)                                                                                122,324           160,071
Deferred income taxes                                                                          5,488             4,347
Other liabilities and deferred income                                                          6,034             7,865
Net payable to Automotive (Note 1)                                                                 0               416
                                                                                            --------          --------
   Total Financial Services liabilities                                                      137,401           177,238

Company-obligated mandatorily redeemable preferred securities of a subsidiary
 trust holding solely junior subordinated debentures of the Company (Note 1)                     677               678

Stockholders' equity
Capital stock (Notes 10 and 11)
 Preferred Stock, par value $1.00 per share (aggregate liquidation preference
  of $177 million and $637 million)                                                                *                 *
 Common Stock, par value $1.00 per share (1,151 and 1,132 million shares issued)               1,151             1,132
 Class B Stock, par value $1.00 per share (71 million shares issued)                              71                71
Capital in excess of par value of stock                                                        5,283             5,564
Accumulated other comprehensive income                                                        (1,670)           (1,228)
ESOP loan and treasury stock                                                                  (1,085)              (39)
Earnings retained for use in business                                                         19,659            25,234
                                                                                            --------          --------
   Total stockholders' equity                                                                 23,409            30,734
                                                                                            --------          --------

   Total liabilities and stockholders' equity                                               $237,545          $279,097
                                                                                            ========          ========
- - - - -
*Less than $500,000

The accompanying notes are part of the financial statements.



                                         Ford Motor Company and Subsidiaries

                                        CONSOLIDATED STATEMENT OF CASH FLOWS
                                        ------------------------------------
                                For the Years Ended December 31, 1998, 1997 and 1996
                                                    (in millions)

                                                          1998                         1997                          1996
                                                -------------------------   ---------------------------    -------------------------
                                                              Financial                      Financial                    Financial
                                                Automotive    Services      Automotive       Services      Automotive     Services
                                                ------------  -----------   ------------     ----------    ------------   ----------
Cash and cash equivalents at January 1          $ 6,316       $  1,618        $ 3,578        $  3,689       $ 5,750       $  2,690

Cash flows from operating activities
 (Note 16)                                        9,622         13,478         13,984          13,650         6,576         12,681

Cash flows from investing activities
 Capital expenditures                            (8,113)          (504)        (8,142)           (575)       (8,209)          (442)
 Purchase of leased assets                         (110)             -           (332)              -          (195)             -
 Acquisitions of other companies                      0           (344)             0             (40)            0           (166)
 Acquisitions of receivables and lease
  investments                                         -        (78,863)             -        (117,895)            -       (109,087)
 Collections of receivables and lease
  investments                                         -         49,303              -          86,842             -         82,398
 Net acquisitions of daily rental vehicles            -         (1,790)             -            (958)            -         (1,759)
 Net proceeds from USL Capital asset sales            -              -              -               -             -          1,157
 Purchases of securities (Note 16)                 (758)        (2,102)           (43)         (3,067)           (6)        (8,020)
 Sales and maturities of securities
  (Note 16)                                         590          2,271             13           3,520             7          9,863
 Proceeds from sales of receivables and
  lease investments                                   -          8,413              -           5,197             -          2,867
 Net investing activity with
  Financial Services                                642              -            258               -           416              -
 Other                                             (468)          (463)          (285)           (569)         (586)           (45)
                                                -------       --------        -------        --------       -------       --------
   Net cash used in investing activities         (8,217)       (24,079)        (8,531)        (27,545)       (8,573)       (23,234)

Cash flows from financing activities
 Cash dividends                                  (5,348)             -         (2,020)              -        (1,800)             -
 Issuance of Common Stock                           157              -            310               -           192              -
 Issuance of Common Stock of a subsidiary
  (Note 15)                                           -              -              -             453             -          1,897
 Purchase of Ford Treasury Stock                   (669)             -            (15)              -             -              -
 Preferred stock - Series B repurchase,
  Series A redemption                              (420)             -              -               -             -              -
 Changes in short-term debt                         497          7,475           (430)          6,210           151          3,474
 Proceeds from issuance of other debt             2,403         21,776          1,100          22,923         1,688         22,342
 Principal payments on other debt                (1,434)       (16,797)          (668)        (18,215)       (1,031)       (14,428)
 Net financing activity with Automotive               -           (642)             -            (258)            -           (416)
 Spin-off of The Associates cash                      -           (508)             -              -              -              -
 Other                                             (472)           (12)            16            (206)           37           (528)
                                                -------        -------        -------        --------       -------       --------
   Net cash (used in)/provided by
    financing activities                         (5,286)        11,292         (1,707)         10,907          (763)        12,341

Effect of exchange rate changes on cash             (54)           146           (119)             28           (85)          (116)
Net transactions with Automotive/
 Financial Services                               1,304         (1,304)          (889)            889           673           (673)
                                                -------       -------- -      -------        --------       -------       --------

   Net (decrease)/increase in cash and
    cash equivalents                             (2,631)          (467)         2,738          (2,071)       (2,172)           999
                                                -------       --------        -------        --------       -------       --------

Cash and cash equivalents at December 31        $ 3,685       $  1,151        $ 6,316        $  1,618       $ 3,578       $  3,689
                                                =======       ========        =======        ========       =======       ========


The accompanying notes are part of the financial statements.





                                                    Ford Motor Company and Subsidiaries

                                              CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                              ----------------------------------------------
                                           For the Years Ended December 31, 1996, 1997 and 1998
                                                              (in millions)


                                                    Capital                     Other Comprehensive Income
                                                   in Excess               -------------------------------------
                                                    of Par                   Foreign       Minimum    Unrealized
                                       Capital     Value of     Retained     Currency      Pension      Holding
                                        Stock       Stock       Earnings   Translation    Liability    Gain/Loss   Other    Total
                                       --------    --------     --------   -----------    ---------   ----------  -------   ------
YEAR ENDED DECEMBER 31, 1996
----------------------------
Balance at beginning of year           $1,160       $5,105      $17,688    $   482          $ (108)      $220    $     -    $24,547

Comprehensive income
 Net income                                                       4,446                                                       4,446
 Foreign currency translation                                                 (408)                                            (408)
 Minimum pension liability
   (net of tax benefit of $74)                                                                (159)                            (159)
 Net unrealized holding loss,
   (net of tax benefit of $26)                                                                            (56)                  (56)
                                                                                                                            -------
  Comprehensive income                                                                                                        3,823
Common stock issued for Series A
 Preferred Stock conversion,
 employee benefit plan and other           29          163                                                                      192
Cash dividends                                                   (1,800)                                                     (1,800)
                                       ------       ------      -------    -------          ------       ----    -------    -------
Balance at end of year                 $1,189       $5,268      $20,334    $    74          $ (267)      $164    $     -    $26,762
                                       ======       ======      =======    =======          ======       ====    =======    =======

YEAR ENDED DECEMBER 31, 1997
----------------------------
Balance at beginning of year           $1,189       $5,268      $20,334    $    74          $ (267)      $164    $     -    $26,762

Comprehensive income
 Net income                                                       6,920                                                       6,920
 Foreign currency translation                                               (1,038)                                          (1,038)
 Minimum pension liability
   (net of tax benefit of $36)                                                                 (70)                             (70)
 Net unrealized holding loss
   (net of tax benefit of $47)                                                                            (91)                  (91)
                                                                                                                            -------
  Comprehensive income                                                                                                        5,721
Common stock issued for Series A
 Preferred Stock conversion,
 employee benefit plans and other          14          296                                                                      310
Treasury stock                                                                                                       (39)       (39)
Cash dividends                                                   (2,020)                                                     (2,020)
                                       ------       ------      -------    -------          ------       ----    -------    -------
Balance at end of year                 $1,203       $5,564      $25,234    $  (964)         $ (337)      $ 73    $   (39)   $30,734
                                       ======       ======      =======    =======          ======       ====    =======    =======

YEAR ENDED DECEMBER 31, 1998
----------------------------
Balance at beginning of year           $1,203       $5,564      $25,234    $  (964)         $ (337)      $ 73    $   (39)   $30,734

Comprehensive income
 Net income (excluding gain on                                                                                                5,073
   spin-off of The Associates)                                    6,116                                                       6,116
 Gain on Associates spin-off                                     15,955                                                      15,955
 Foreign currency translation                                                  (53)                                             (53)
 Minimum pension liability
   (net of tax benefit of $184)                                                               (361)                            (361)
 Net unrealized holding loss
   (net of tax benefit of $3)                                                                              (6)                   (6)
 Reclassification adjustments
   for net gains realized in
   net income (net of tax of $11)                                                                         (22)                  (22)
                                                                                                                             ------
  Comprehensive income                                                                                                       21,629
Common stock issued for Series A
  Preferred Stock conversion,
  employee benefit plans and other         19          139                                                                      158
Preferred stock-Series B
 repurchase and Series A redemption                   (420)                                                                    (420)
ESOP loan and treasury stock                                                                                      (1,046)    (1,046)
Associates spin-off to Ford Common
 stockholders                                                   (22,298)                                                    (22,298)
Cash dividends                                                   (5,348)                                                     (5,348)
                                       ------       ------      -------    --------        ------       ----     -------    -------
Balance at end of year                 $1,222       $5,283      $19,659    $ (1,017)       $ (698)      $ 45     $(1,085)   $23,409
                                       ======       ======      =======    ========        ======       ====     =======    =======


The accompanying notes are part of the financial statements.

                       Ford Motor Company and Subsidiaries

                         Notes to Financial Statements


NOTE 1.  Accounting Policies
----------------------------

Principles of Consolidation
---------------------------

The consolidated financial statements include all significant majority-owned subsidiaries and reflect the operating results, assets, liabilities and cash flows for the company's two business sectors: Automotive and Financial Services. The assets and liabilities of the Automotive sector are classified as current or noncurrent, and those of the Financial Services sector are unclassified. Affiliates that are 20% to 50% owned, principally Mazda Motor Corporation and AutoAlliance International Inc., and subsidiaries where control is expected to be temporary, principally investments in certain dealerships, are accounted for on an equity basis. Use of estimates and assumptions as determined by management is required in the preparation of consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates and assumptions. For purposes of Notes to Financial Statements, "Ford" or "the company" means Ford Motor Company and its majority-owned consolidated subsidiaries unless the context requires otherwise. Certain amounts for prior periods are reclassified, if required, to conform with present period presentations.

Structure of Operations
-----------------------

The company's sectors, Automotive and Financial Services, are managed as four primary operating segments. A segment is defined as a component with business activity resulting in revenue and expense that has separate financial information evaluated regularly by the company's chief operating decision maker in determining resource allocation and assessing performance (Note 17). The Automotive sector is comprised of Automotive and Visteon. The Automotive segment consists of the design, manufacture, assembly and sale of cars and trucks; the Visteon segment consists of the design, manufacture and sale of automotive components and systems. The Financial Services sector primarily includes two segments, Ford Motor Credit Company and its subsidiaries ("Ford Credit") and The Hertz Corporation and its subsidiaries ("Hertz"). The Financial Services sector also includes less significant financial services businesses (Note 17). Ford Credit leases and finances the purchase of cars and trucks made by Ford and other companies. It also provides inventory and capital financing to retail car and truck dealerships. Hertz rents cars and trucks and industrial and construction equipment. Both Ford Credit and Hertz also have insurance operations related to their businesses.

Intersector transactions represent principally transactions occurring in the ordinary course of business, borrowings and related transactions between entities in the Financial Services and Automotive sectors, and interest and other support under special vehicle financing programs. These arrangements are reflected in the respective business sectors. Intersegment transactions are described in Note 17.

Revenue Recognition - Automotive Sector
---------------------------------------

Sales are recorded by the company when products are shipped to dealers and other customers, except as described below. Estimated costs for approved sales incentive programs normally are recognized as sales reductions at the time of revenue recognition. Estimated costs for sales incentive programs approved subsequent to the time that related sales were recorded are recognized when the programs are approved.

Sales through dealers to certain daily rental companies where the daily rental company has an option to require Ford to repurchase vehicles subject to certain conditions, are recognized over the period of daily rental service in a manner similar to lease accounting. The carrying value of these vehicles, included in other current assets, was $2.1 billion at December 31, 1998, and $2.2 billion at December 31, 1997.

----------------------------

Revenue Recognition - Financial Services Sector
-----------------------------------------------

Revenue from finance receivables is recognized over the term of the receivable using the interest method. Certain loan origination costs are deferred and amortized, using the interest method, over the term of the related receivable as a reduction in financing revenue. Revenue from operating leases is recognized as scheduled payments become due. Initial direct costs net of acquisition fees related to leases are deferred and amortized over the term of the lease. Agreements between the Automotive sector operations and certain Financial Services sector operations provide for interest supplements and other support costs to be paid by Automotive sector operations on certain financing and leasing transactions. The Financial Services sector recognizes this revenue in income over the period that the related receivables and leases are outstanding; the estimated costs of interest supplements and other support costs are recorded as sales incentives by Automotive sector operations in the same manner as sales incentives described above.

The accrual of interest on loans is discontinued at the time a loan is determined to be impaired. Subsequent amounts of interest collected are recognized in income only if full recovery of the remaining principal is expected. Other amounts collected are generally recognized first as a reduction of principal. Any remaining amounts are treated as a recovery.

The Financial Services sector periodically sells finance receivables through special purpose subsidiaries, retains the servicing rights and certain other beneficial interests, and receives a servicing fee which is recognized as collected over the remaining term of the related sold finance receivables. Estimated gains or losses from the sale of finance receivables are recognized in the period in which the sale occurs. In determining the gain or loss on each qualifying sale of finance receivables, the investment in the sold receivable pool is allocated between the portion sold and the portion retained based on their relative fair values at the date of sale.

Other Costs
-----------

Advertising and sales promotion costs are expensed as incurred. Advertising costs were $2.2 billion in 1998, $2.3 billion in 1997 and $2.2 billion in 1996.

Estimated costs related to product warranty are accrued at the time of sale.

Research and development costs are expensed as incurred and were $6.3 billion in 1998, $6.3 billion in 1997 and $6.8 billion in 1996.

Income Per Share of Common and Class B Stock
--------------------------------------------

Basic income per share of Common and Class B Stock is calculated by dividing the income attributable to Common and Class B Stock by the average number of shares of Common and Class B Stock outstanding during the applicable period, adjusted for shares issuable under employee savings and compensation plans.

The calculation of diluted income per share of Common and Class B Stock takes into account the effect of obligations, such as stock options, considered to be potentially dilutive.

----------------------------

Income per share of Common and Class B Stock were as follows (in millions):

                                                     1998                     1997                    1996
                                              -----------------         ----------------       ------------------
                                              Income     Shares*        Income    Shares*      Income      Shares*
                                              -------    ------         ------    ------       ------      ------
Net income                                    $22,071     1,211         $6,920    1,195        $4,446      1,179
Preferred stock dividend requirements             (22)        -            (54)       -           (65)         -
Premium on Series B Tender Offer**                (85)        -              -        -             -          -
Issuable and uncommitted ESOP shares                -        (2)             -       (1)            -         (4)
                                              -------    ------         ------   ------        ------      -----
Basic income and shares                       $21,964     1,209         $6,866    1,194        $4,381      1,175

Basic Income Per Share                        $ 18.17                   $ 5.75                 $ 3.73
----------------------


Basic income and shares                       $21,964     1,209         $6,866    1,194        $4,381      1,175
Net dilutive effect of options                      -        28              -       20             -         16
Convertible preferred stock and other              (1)        -              8       10            24         19
                                              -------    ------         ------   ------        ------      -----
Diluted income and shares                     $21,963     1,237         $6,874    1,224        $4,405      1,210

Diluted Income Per Share                      $ 17.76                   $ 5.62                 $ 3.64
------------------------

- - - - -
 *Average shares outstanding
**Represents a one-time reduction of $0.07 per share of Common and Class B
  Stock resulting from the premium paid to repurchase the company's Series B Cumulative Preferred Stock.


Derivative Financial Instruments
--------------------------------

Ford has operations in over 30 countries and sells vehicles in over 200 markets, and is exposed to a variety of market risks, including the effects of changes in foreign currency exchange rates, interest rates and commodity prices. These financial exposures are monitored and managed by the company as an integral part of the company's overall risk management program, which recognizes the unpredictability of financial markets and seeks to reduce the potentially adverse effect on the company's results. The company uses derivative financial instruments to manage the exposures to fluctuations in exchange rates, interest rates and commodity prices. All derivative financial instruments are classified as "held for purposes other than trading"; company policy specifically prohibits the use of leveraged derivatives or use of any derivatives for speculative purposes.

Ford's primary foreign currency exposures, in terms of net corporate exposure, are in the British Pound Sterling, Japanese Yen, euro, Mexican Peso and Brazilian Real. Agreements to manage foreign currency exposures include forward contracts, swaps and options. The company uses these derivative instruments to hedge assets and liabilities denominated in foreign currencies, firm commitments and certain investments in foreign subsidiaries. Gains and losses on hedges of firm commitments are deferred and recognized with the related transactions. In the case of hedges of net investments in foreign subsidiaries, gains and losses are recognized in other comprehensive income. All other gains and losses are recognized in cost of sales for the Automotive sector and interest expense for the Financial Services sector. These instruments usually mature in two years or less for Automotive sector exposures and longer for Financial Services sector exposures, consistent with the underlying transactions. The effect of changes in exchange rates may not be fully offset by gains or losses on currency derivatives, depending on the extent to which the exposures are hedged.

Interest rate swap agreements are used to manage the effects of interest rate fluctuations by changing the interest rate characteristics of specific debt or pools of debt to match the interest rate characteristics of corresponding assets. These instruments mature consistent with underlying debt issues as identified in Note 9. The differential paid or received on interest rate swaps is recognized on an accrual basis as an adjustment to interest expense. Gains and losses on terminated interest rate swaps are amortized and reflected in interest expense over the remaining term of the underlying debt.

----------------------------

Ford has a commodity hedging program that uses primarily forward contracts and options to manage the effects of changes in commodity prices on the Automotive sector's results. The financial instruments used in this program mature in three years or less, consistent with the related purchase commitments. Gains and losses are recognized in cost of sales during the settlement period of the related transactions.

Foreign Currency Translation
----------------------------

Assets and liabilities of non-U.S. subsidiaries generally are translated to U.S. Dollars at end-of-period exchange rates. The effects of this translation for most non-U.S. subsidiaries are reported in other comprehensive income. Remeasurement of assets and liabilities of non-U.S. subsidiaries that use the U.S. Dollar as their functional currency are included in income as transaction gains and losses. Income statement elements of all non-U.S. subsidiaries are translated to U.S. Dollars at average-period exchange rates and are recognized as part of revenues, costs and expenses. Also included in income are gains and losses arising from transactions denominated in a currency other than the functional currency of the subsidiary involved. Net transaction gains and losses, as described above, increased net income by $97 million in 1998, and decreased net income by $164 million in 1997 and $156 million in 1996.

Impairment of Long-Lived Assets and Certain Identifiable Intangibles
--------------------------------------------------------------------

The company evaluates the carrying value of goodwill for potential impairment on an ongoing basis. Such evaluations compare operating income before amortization of goodwill to the amortization recorded for the operations to which the goodwill relates. The company also periodically evaluates the carrying value of long-lived assets and long-lived assets to be disposed of for potential impairment. The company considers projected future operating results, cash flows, trends and other circumstances in making such estimates and evaluations.

Goodwill
--------

Goodwill represents the excess of the purchase price over the fair value of the net assets of acquired companies and is amortized using the straight-line method principally over 40 years. Total goodwill included in the Automotive sector's other assets was $2.1 billion at December 31, 1998 and $2.1 billion at December 31, 1997. Total goodwill included in the Financial Services sector's other assets was $743 million at December 31, 1998 and $2.7 billion at December 31, 1997. The decrease is related to the spin-off of Associates First Capital Corporation ("The Associates", Note 15).

Company-Obligated Mandatorily Redeemable Preferred Securities of a Subsidiary Trust
-----------------------------------------------------------------------------

During 1995, Ford Motor Company Capital Trust I (the "Trust") issued
$632 million of its 9% Trust Originated Preferred Securities (the "Preferred Securities") in a one-for-one exchange for 25,273,537 shares of the company's outstanding Series B Depositary Shares (the "Depositary Shares"). Concurrent with the exchange and the related purchase by Ford of the Trust's common securities (the "Common Securities"), the company issued to the Trust
$651 million aggregate principal amount of its 9% Junior Subordinated Debentures due December 2025 (the "Debentures"). The sole assets of the Trust are and will be the Debentures. The Debentures are redeemable, in whole or in part, at the company's option on or after December 1, 2002, at a redemption price of $25 per Debenture plus accrued and unpaid interest. If the company redeems the Debentures, or upon maturity of the Debentures, the Trust is required to redeem the Preferred Securities and Common Securities at $25 per share plus accrued and unpaid distributions.

Ford guarantees to pay in full to the holders of the Preferred Securities all distributions and other payments on the Preferred Securities to the extent not paid by the Trust only if and to the extent that Ford has made a payment of interest or principal on the Debentures. This guarantee, when taken together with Ford's obligations under the Debentures and the Indenture relating thereto and its obligations under the Declaration of Trust of the Trust, including its obligation to pay certain costs and expenses of the Trust, constitutes a full and unconditional guarantee by Ford of the Trust's obligations under the Preferred Securities.

NOTE 2.  Marketable and Other Securities
----------------------------------------

Trading securities are recorded at fair value with unrealized gains and losses included in income. Available-for-sale securities are recorded at fair value with net unrealized gains and losses reported, net of tax, in other comprehensive income. Held-to-maturity securities are recorded at amortized cost. Equity securities which do not have readily determinable fair values are recorded at cost. The basis of cost used in determining realized gains and losses is specific identification.

The fair value of substantially all securities is determined by quoted market prices. The estimated fair value of securities, for which there are no quoted market prices, is based on similar types of securities that are traded in the market.

Expected maturities of debt securities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalty.

Automotive Sector
-----------------

Investments in securities at December 31 were as follows (in millions):

                                                                                                            Memo:
                                                           Amortized   Unrealized   Unrealized    Fair      Book
                                                             Cost        Gains        Losses      Value     Value
                                                           ---------   ----------   ----------   -------   -------
1998
-----
Trading securities                                         $19,534         $83         $40       $19,577   $19,577
Available-for-sale securities - Corporate securities           543           -           -           543       543
                                                           -------         ---         ---       -------   -------
  Total investments in securities                          $20,077         $83         $40       $20,120   $20,120
                                                           =======         ===         ===       =======   =======

1997
----
Trading securities                                         $14,114         $29         $ -       $14,143   $14,143
Available-for-sale securities - Corporate securities           395           -          19           376       376
                                                           -------         ---         ---       -------   -------
  Total investments in securities                          $14,509         $29         $19       $14,519   $14,519
                                                           =======         ===         ===       =======   =======


During 1997, $365 million of bonds issued by affiliates were reclassified from equity in net assets of affiliated companies to available-for-sale marketable securities; $202 million of the bonds matured in 1998. Proceeds from sales of available-for-sale securities were $586 million in 1998 and $8 million in 1997. In 1998, gross losses of $15 million were reported. Other comprehensive income included net unrealized losses of $5 million in 1998 and net unrealized gains of $28 million in 1997 on securities owned by certain unconsolidated affiliates. The available-for-sale securities at December 31, 1998 had contractual maturities between one and five years.

Financial Services Sector
-------------------------

Investments in securities at December 31, 1998 were as follows (in millions):

                                                                                                            Memo:
                                                           Amortized   Unrealized   Unrealized    Fair      Book
                                                             Cost        Gains        Losses      Value     Value
                                                           ---------   ----------   ----------    -----     -----
Trading securities                                            $231         $ 3           $4        $230      $230

Available-for-sale securities
-----------------------------
Debt securities issued by the U.S.
 government and agencies                                       153           3            -         156       156
Municipal securities                                            63           2            -          65        65
Debt securities issued by non-U.S. governments                  25           -            -          25        25
Corporate securities                                           192           3            2         193       193
Mortgage-backed securities                                     198           3            -         201       201
Equity securities                                               35          56            1          90        90
                                                              ----         ---           --        ----      ----
  Total available-for-sale securities                          666          67            3         730       730

Held-to-maturity securities
---------------------------
Debt securities issued by the U.S.
 government and agencies                                         6           -            -           6         6
Corporate securities                                             2           -            -           2         2
                                                              ----         ---           --        ----      ----
 Total held-to-maturity securities                               8           -            -           8         8

  Total investments in securities                             $905         $70           $7        $968      $968
                                                              ====         ===           ==        ====      ====


----------------------------------------

Investments in securities at December 31, 1997 were as follows (in millions):

                                                                                                            Memo:
                                                           Amortized   Unrealized   Unrealized    Fair      Book
                                                             Cost        Gains        Losses      Value     Value
                                                           ---------   ----------   ----------   ------    ------
Trading securities                                           $  267       $ 4           $1       $  270    $  270

Available-for-sale securities
-----------------------------
Debt securities issued by the U.S.
 government and agencies                                        385         4            1          388       388
Municipal securities                                             13         -            -           13        13
Debt securities issued by non-U.S. governments                   36         -            -           36        36
Corporate securities                                            489         7            1          495       495
Mortgage-backed securities                                      837         8            1          844       844
Other debt securities                                            14         -            -           14        14
Equity securities                                                53        65            2          116       116
                                                             ------       ---           --       ------    ------
  Total available-for-sale securities                         1,827        84            5        1,906     1,906

Held-to-maturity securities
---------------------------
Debt securities issued by the U.S.
 government and agencies                                          7         -            -            7         7
Corporate securities                                             15         -            -           15        15
Other debt securities                                             3         -            -            3         3
                                                             ------       ---           --       ------    ------
  Total held-to-maturity securities                              25         -            -           25        25

  Total investments in securities with
   readily determinable fair value                            2,119       $88           $6       $2,201     2,201
                                                                          ===           ==       ======

Equity securities not practicable to fair value                   6                                             6
                                                             ------                                        ------

    Total investments in securities                          $2,125                                        $2,207
                                                             ======                                        ======

The amortized cost and fair value of investments in available-for-sale securities and held-to-maturity securities at December 31 by contractual maturity, were as follows (in millions):


                                                               Available-for-sale           Held-to-maturity
                                                            -----------------------     -------------------------
                                                            Amortized                   Amortized
         1998                                                  Cost      Fair Value        Cost        Fair Value
         ----                                               ---------    ----------     ---------      ----------
         Due in one year or less                             $   29       $   29           $ 1            $ 1
         Due after one year through five years                  165          167             3              3
         Due after five years through ten years                 101          102             3              3
         Due after ten years                                    138          141             1              1
         Mortgage-backed securities                             198          200             -              -
         Equity securities                                       35           91             -              -
                                                             ------       ------           ---            ---
           Total                                             $  666       $  730           $ 8            $ 8
                                                             ======       ======           ===            ===

         1997
         ----
         Due in one year or less                             $  100       $  101           $14            $14
         Due after one year through five years                  443          446            10             10
         Due after five years through ten years                 273          276             -              -
         Due after ten years                                    121          124             1              1
         Mortgage-backed securities                             837          843             -              -
         Equity securities                                       53          116             -              -
                                                             ------       ------           ---            ---
           Total                                             $1,827       $1,906           $25            $25
                                                             ======       ======           ===            ===

Proceeds from sales of available-for-sale securities were $2.1 billion in 1998, $2.9 billion in 1997 and $8.4 billion in 1996. In 1998, gross gains of $48 million and gross losses of $3 million were realized on those sales; gross gains of $98 million and gross losses of $8 million were realized in 1997 and gross gains of $43 million and gross losses of $21 million were realized in 1996.

NOTE 3.  Net Receivables and Lease Investments - Financial Services Sector
--------------------------------------------------------------------------

Receivables
-----------

Included in net receivables and lease investments at December 31 were net finance receivables, investments in direct financing leases and investments in operating leases. The investments in direct financing and operating leases relate to the leasing of vehicles, various types of transportation and other equipment, and facilities.

Net finance receivables at December 31 were as follows (in millions):

                                                                     1998             1997
                                                                   -------          --------
                  Retail                                           $60,653          $ 65,661
                  Wholesale                                         22,650            24,520
                  Real estate                                        2,507            21,065
                  Other finance receivables                          5,533            19,482
                                                                   -------          --------
                    Total finance receivables                       91,343           130,728
                  Allowance for credit losses                       (1,229)           (3,021)
                                                                   -------          --------
                    Total net finance receivables                   90,114           127,707
                  Other                                                 63                85
                                                                   -------          --------
                    Net finance and other receivables              $90,177          $127,792
                                                                   =======          ========

                  Net finance receivables subject to
                   fair value*                                     $90,010          $127,595
                  Fair value                                       $89,847          $130,978
                  - - - - -
                  *Excludes certain diversified and other receivables of
                   $167 million and $197 million at December 31, 1998 and
                   1997, respectively

Included in finance receivables at December 31, 1998 and 1997 were a total of $1.5 billion and $1 billion, respectively, owed by three customers with the largest receivable balances. Other finance receivables consisted primarily of commercial and other collateralized loans and accrued interest. Also included in other finance receivables at December 31, 1998 and 1997 were $3.9 billion and $3.7 billion, respectively, of accounts receivable purchased by certain Financial Services sector operations from Automotive sector operations. Finance receivables that originated outside the United States are $35.6 billion and $28.3 billion at December 31, 1998 and 1997, respectively.

Contractual maturities of total finance receivables are as follows (in millions): 1999 - $56,480; 2000 - $17,930; 2001 - $9,369; thereafter - $7,564.
Experience indicates that a substantial portion of the portfolio generally is repaid before the contractual maturity dates.

The fair value of most receivables was estimated by discounting future cash flows using an estimated discount rate that reflected the credit, interest rate and prepayment risks associated with similar types of instruments. For receivables with short maturities, the book value approximated fair value.

The Financial Services sector has sold receivables through special purpose subsidiaries. The servicing portfolio related to these securitized assets amounted to $13.9 billion, $10.9 billion and $10.3 billion at December 31, 1998, 1997 and 1996, respectively. The company retains certain beneficial interests in the sold receivables which are subject to limited recourse provisions. These financial instruments of $1.3 billion at December 31, 1998 and $999 million at December 31, 1997 are included in other assets.

NOTE 3.  Net Receivables and Lease Investments - Financial Services Sector
--------------------------------------------------------------------------
(continued)

Lease Investments
-----------------

Investments in direct financing leases at December 31 were as follows (in millions):

                                                                      1998             1997
                                                                     ------          -------
                  Minimum lease rentals, net
                   of unearned income                                $3,359          $ 7,874
                  Estimated residual values                           3,720            2,923
                  Allowance for credit losses                           (80)            (143)
                                                                     ------          -------
                    Net investments in direct financing leases       $6,999          $10,654
                                                                     ======          =======

Minimum direct financing lease rentals are contractually due as follows (in millions): 1999 - $1,506; 2000 - $1,019; 2001 - $599; 2002 - $202; 2003 - $33;
thereafter - less than $1 million.

Investments in operating leases, excluding daily rental, at December 31 were as follows (in millions):


                                                                      1998             1997
                                                                    -------          -------
                  Vehicles and other equipment, at cost             $43,732          $44,705
                  Lease origination costs                                63               65
                  Accumulated depreciation                           (8,136)          (7,487)
                  Allowance for credit losses                          (268)            (312)
                                                                    -------          -------
                    Net investments in operating leases             $35,391          $36,971
                                                                    =======          =======

Minimum rentals on operating leases are contractually due as follows
(in millions):  1999 - $7,150; 2000 - $3,712; 2001 - $1,629; 2002 - $224;
2003 - $76; thereafter - $121.

Depreciation expense for assets subject to operating leases is provided primarily on the straight-line method over the term of the lease in amounts necessary to reduce the carrying amount of the asset to its estimated residual value. Depreciation rates and amounts are based on assumptions as to used car prices at lease termination and the number of vehicles that will be returned to the company. Estimated and actual residual values are reviewed on a regular basis to determine that depreciation amounts are appropriate. Gains and losses upon disposal of the assets also are included in depreciation expense. Depreciation expense was as follows: $8.4 billion in 1998, $7.4 billion in 1997 and $6.6 billion in 1996.

Credit Losses
-------------

Allowances for credit losses are estimated and established as required based on historical experience and other factors that affect collectibility. The allowance for estimated credit losses includes a provision for certain non-homogeneous impaired loans. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate. Finance receivables and lease investments are charged to the allowances for credit losses when an account is deemed to be uncollectible, taking into consideration the financial condition of the borrower, the value of the collateral, recourse to guarantors and other factors. Recoveries on finance receivables and lease investments previously charged-off as uncollectible are credited to the allowances for credit losses.

Changes in the allowances for credit losses were as follows (in millions):

                                                         1998            1997           1996
                                                       -------         -------        -------
                  Beginning balance                    $ 3,476         $ 2,799        $ 2,391
                  Provision for credit losses            1,489           2,759          2,092
                  Total charge-offs and recoveries:
                    Charge-offs                         (1,640)         (2,484)        (2,058)
                    Recoveries                             262             238            338
                                                       -------         -------        -------
                    Net losses                          (1,378)         (2,246)        (1,720)
                  Other changes                         (2,010)*           164             36
                                                       -------         -------        -------
                    Ending balance                     $ 1,577         $ 3,476        $ 2,799
                                                       =======         =======        =======

                  - - - - -
                  *Other changes includes $1,892 million to reflect the spin-off of The Associates.

NOTE 4.  Inventories - Automotive Sector
----------------------------------------

Inventories at December 31 were as follows (in millions):

                                                                            1998            1997
                                                                           ------          ------
                  Raw materials, work-in-process and supplies              $2,887          $2,875
                  Finished products                                         2,769           2,593
                                                                           ------          ------
                    Total inventories                                      $5,656          $5,468
                                                                           ======          ======

                  U.S. inventories                                         $1,832          $1,993

Inventories are stated at the lower of cost or market. The cost of most U.S. inventories is determined by the last-in, first-out ("LIFO") method. The cost of the remaining inventories is determined primarily by the first-in, first-out ("FIFO") method.

If the FIFO method had been used instead of the LIFO method, inventories would have been higher by $1.2 billion and $1.4 billion at December 31, 1998 and 1997, respectively.

NOTE 5.  Net Property, Depreciation and Amortization - Automotive Sector
------------------------------------------------------------------------

Net property at December 31 was as follows (in millions):

                                                                             1998           1997
                                                                           -------        -------
                  Land                                                     $   409        $   393
                  Buildings and land improvements                            9,298          8,803
                  Machinery, equipment and other                            43,562         41,510
                  Construction in progress                                   2,774          2,377
                                                                           -------        -------
                    Total land, plant and equipment                         56,043         53,083
                  Accumulated depreciation                                 (26,840)       (26,004)
                                                                           -------        -------
                    Net land, plant and equipment                           29,203         27,079
                  Special tools, net of amortization                         8,117          7,515
                                                                           -------        -------
                    Net property                                           $37,320        $34,594
                                                                           =======        =======

Property, equipment and special tools are stated at cost, less accumulated depreciation and amortization. Property and equipment placed in service before January 1, 1993 are depreciated using an accelerated method that results in accumulated depreciation of approximately two-thirds of the asset cost during the first half of the estimated useful life of the asset. Property and equipment placed in service after December 31, 1992 are depreciated using the straight-line method of depreciation over the estimated useful life of the asset. On average, buildings and land improvements are depreciated based on a 30-year life; machinery and equipment are depreciated based on a 14-year life. Special tools are amortized using an accelerated method over periods of time representing the estimated productive life of those tools.

Depreciation and amortization expenses were as follows (in millions):

                                                        1998          1997         1996
                                                       ------        ------       ------
                  Depreciation                         $2,804        $2,759       $2,644
                  Amortization                          2,936         3,179        3,272
                                                       ------        ------       ------
                    Total                              $5,740        $5,938       $5,916
                                                       ======        ======       ======

When property and equipment are retired, the general policy is to charge the cost of those assets, reduced by net salvage proceeds, to accumulated depreciation. Maintenance, repairs and rearrangement costs are expensed as incurred and were $2.2 billion in 1998, $2.3 billion in 1997 and $2.3 billion in 1996. Expenditures that increase the value or productive capacity of assets are capitalized. Preproduction costs related to new facilities are expensed as incurred.

NOTE 6.  Income Taxes
---------------------

Income before income taxes for U.S. and non-U.S. operations, excluding equity in net income/(loss) of affiliated companies and excluding non-taxable gains from The Associates spin-off (1998) and IPO (1996) and Hertz IPO (1997), was as follows (in millions):


                                                                    1998          1997        1996
                                                                   ------       -------      ------
                  U.S.                                             $8,363       $ 8,353      $5,633
                  Non-U.S.                                          1,114         2,404         516
                                                                   ------       -------      ------
                    Total income before income taxes               $9,477       $10,757      $6,149
                                                                   ======       =======      ======

The provision for income taxes was estimated as follows (in millions):

                                                                    1998          1997        1996
                                                                   ------        ------      -----
                  Currently payable
                    U.S. federal                                   $1,588        $2,130      $  655
                    Non-U.S.                                          623           830         756
                    State and local                                    40           (25)        151
                                                                   ------        ------      ------
                      Total currently payable                       2,251         2,935       1,562
                  Deferred tax liability/(benefit)
                    U.S. federal                                      883           536         642
                    Non-U.S.                                         (109)           78        (117)
                    State and local                                   151           192          79
                                                                   ------        ------      ------
                      Total deferred                                  925           806         604
                                                                   ------        ------      ------
                        Total provision                            $3,176        $3,741      $2,166
                                                                   ======        ======      ======

Deferred taxes are provided for earnings of non-U.S. subsidiaries which are planned to be remitted. No provision for deferred taxes has been made on $2.1 billion of retained earnings (primarily prior to 1998) which are considered to be indefinitely invested in the non-U.S. subsidiaries. Deferred taxes for the undistributed earnings of non-U.S. subsidiaries are not practical to estimate.

A reconciliation of the provision for income taxes compared with the amounts at the U.S. statutory tax rate, excluding the non-taxable gains from The Associates spin-off (1998) and IPO (1996) and Hertz IPO (1997), is shown below:


                                                                     1998          1997        1996
                                                                     ----          ----        ----
           Tax provision at U.S. statutory rate of 35%                 35%           35%         35%

           Effect of:
              Tax on non-U.S. income                                    0 Pts.        0 Pts.      2 Pts.
              State and local income taxes                              1             1           2
              Other                                                    (2)           (1)         (4)
                Provision for income taxes                             34%           35%         35%
                                                                      ===           ===         ===

Deferred income taxes reflect the estimated tax effect of accumulated temporary differences between assets and liabilities for financial reporting purposes and those amounts as measured by tax laws and regulations. The components of deferred income tax assets and liabilities at December 31 were as follows (in millions):

                                                                     1998          1997
                                                                   -------       -------
                Deferred tax assets
                -------------------
                Employee benefit plans                             $ 6,591       $ 6,378
                Dealer and customer allowances and claims            4,075         4,320
                Net operating loss carryforwards                       795           859
                Allowance for credit losses                          1,164         1,270
                All other                                            1,717         1,697
                Valuation allowances                                  (256)         (308)
                                                                   -------       -------
                   Total deferred tax assets                        14,086        14,216

                Deferred tax liabilities
                ------------------------
                Leasing transactions                                 6,324         5,588
                Depreciation and amortization
                 (excluding leasing transactions)                    4,221         4,011
                Employee benefit plans                                 969           997
                All other                                            2,682         2,490
                                                                   -------       -------
                   Total deferred tax liabilities                   14,196        13,086
                                                                   -------       -------

                      Net deferred tax assets/(liabilities)        $  (110)      $ 1,130
                                                                   =======       =======

                                                       FS-16

---------------------

Non-U.S. net operating loss carryforwards for tax purposes were $795 million at December 31, 1998. A substantial portion of these losses has an indefinite carryforward period; the remaining losses have expiration dates beginning in 2000. For financial statement purposes, the tax benefit of operating losses is recognized as a deferred tax asset, subject to appropriate valuation allowances. The company evaluates the tax benefits of operating loss carryforwards on an ongoing basis. Such evaluations include a review of historical and projected future operating results, the eligible carryforward period and other circumstances.

NOTE 7.  Liabilities - Automotive Sector
----------------------------------------

Current Liabilities
-------------------

Included in accrued liabilities at December 31 were the following (in millions):

                                                                             1998                1997
                                                                           -------             -------
                Dealer and customer allowances and claims                  $ 8,765             $ 8,059
                Employee benefit plans                                       2,530               2,154
                Deferred revenue                                             2,447               2,566
                Salaries, wages and employer taxes                             740                 759
                Postretirement benefits other than pensions                    275                 640
                Other                                                        2,168               2,072
                                                                           -------             -------
                    Total accrued liabilities                              $16,925             $16,250
                                                                           =======             =======

Noncurrent Liabilities
----------------------
Included in other liabilities at December 31 were the following (in millions):

                                                                             1998                1997
                                                                           -------             -------
                Postretirement benefits other than pensions                $14,859             $15,407
                Dealer and customer allowances and claims                    7,401               7,049
                Employee benefit plans                                       3,762               3,137
                Unfunded pension obligation                                  1,528               1,009
                Minority interests in net assets of subsidiaries               103                  94
                Other                                                        2,480               2,203
                                                                           -------             -------
                    Total other liabilities                                $30,133             $28,899
                                                                           =======             =======

                                                  FS-17

NOTE 8.  Employee Retirement Benefits
-------------------------------------

Employee Retirement Plans
-------------------------

The company has two principal retirement plans in the U.S. The Ford-UAW Retirement Plan covers hourly employees represented by the UAW, and the General Retirement Plan covers substantially all other Ford employees of the company in the U.S. The hourly plan provides noncontributory benefits related to employee service. The salaried plan provides similar noncontributory benefits and contributory benefits related to pay and service. Other U.S. and non-U.S. subsidiaries have separate plans that generally provide similar types of benefits for their employees.

In general, the company's plans are funded with the main exceptions of the U.S. defined benefit plans for executives and certain plans in Germany; in such cases an unfunded liability is recorded.

The company's policy for funded plans is to contribute annually, at a minimum, amounts required by applicable law, regulations and union agreements. Plan assets consist principally of investments in stocks, and government and other fixed income securities.

Postretirement Health Care and Life Insurance Benefits
------------------------------------------------------

The company and certain of its subsidiaries sponsor unfunded plans to provide selected health care and life insurance benefits for retired employees. The company's U.S. and Canadian employees may become eligible for those benefits if they retire while working for the company; however benefits and eligibility rules may be modified from time to time. The estimated cost for these benefits is accrued over periods of employee service on an actuarially determined basis. In June 1997, the company prepaid certain 1998 and 1999 hourly health benefits by contributing $1.6 billion to a Voluntary Employees' Beneficiary Association ("VEBA") trust. In 1998, a further $1.7 billion was contributed to the VEBA to pre-pay hourly retiree health benefits. At December 31, 1998, $2 billion of the remaining $2.4 billion VEBA assets applied to hourly retirees.

Increasing the assumed health care cost trend rates by one percentage point is estimated to increase the aggregate service and interest cost components of net postretirement benefit expense for 1998 by about $200 million and the accumulated postretirement benefit obligation at December 31, 1998 by about $2.3 billion. A decrease of one percentage point would reduce service and interest costs by $160 million and decrease the December 31, 1998 obligation by $1.9 billion.

-------------------------------------

Employee Retirement Benefit Expense
-----------------------------------

The company's expense for pensions, retirement health care and life insurance was as follows (in millions):

                                                      Pension Benefits
                                    -------------------------------------------------
                                         U.S. Plans                   Non-U.S. Plans             Other Beneifts*
                                    -------------------------     -------------------    ---------------------------
                                     1998     1997      1996      1998   1997    1996    1998        1997       1996
                                    ------   ------    ------     ----   ----    ----    ----        ----       ----
Costs Recognized in Income
--------------------------
Service cost                        $  596   $  551    $  532     $354   $331    $261     $  265     $  242     $  268
Interest cost                        1,999    1,993     1,838      867    857     819      1,183      1,161      1,195
Expected return on plan
  assets                            (2,747)  (2,505)   (2,310)    (986)  (931)   (790)       (45)         -          -
Amortization of:
  Transition (asset)/obligation        (22)     (22)      (21)      13     61      39          -          -          -
  Plan amendments                      729      515       599      114     92     103        (42)       (44)       (48)
  (Gains)/losses and other              25       30        30      129     56      95         95         13        (21)
                                    -------  -------   -------    -----  ----    ----     -------    ------     ------
 Net pension/postretirement
   expense                          $  580   $  562    $  668     $491   $466    $527     $1,456     $1,372     $1,394
                                    =======  =======   =======    =====  =====   =====    =======    =======    ======

Discount rate for expense             6.75%    7.25%     7.00%    6.50%  7.10%   7.60%      7.00%      7.50%      7.25%
Assumed long-term rate of
  return on assets                    9.00%    9.00%     9.00%    9.20%  9.20%   9.20%      6.20%         -          -
Initial health care cost
  trend rate                             -        -         -        -      -       -       6.60%      6.60%      9.50%
Ultimate health care cost
  trend rate                             -        -         -        -      -       -       5.00%      5.00%      5.50%
Number of years to ultimate
  trend rate                             -        -         -        -      -       -         10         10         10
-  -  -  -  -
*Postretirement health care and life insurance benefits


Pension expense in 1998 increased for U.S. and non-U.S. plans primarily as a result of the year-to-year change in the cost of special employee separation programs and lower discount rates, partially offset by increased return on plan assets.

-------------------------------------

The year-end status of these plans was as follows (in millions):

                                                               Pension Benefits
                                                   ------------------------------------------
                                                       U.S. Plans            Non-U.S. Plans             Other Benefits*
                                                   ------------------      ------------------        --------------------
                                                     1998       1997        1998       1997            1998        1997
                                                   --------   -------      -------    -------        --------    --------
Change in Benefit Obligation
----------------------------
 Benefit obligation at January 1                   $30,923    $28,245      $13,311    $12,865        $ 17,522    $ 16,503
  Service cost                                         596        551          354        331             265         242
  Interest cost                                      1,999      1,993          867        857           1,183       1,161
  Amendments                                            10          4           26         91               -           -
  Special programs                                     278         79          114         37              63           -
  Net aquisitions/(sales)                             (493)        76            -          -            (130)          -
  Plan participant contributions                        45         43           91          -               -           -
  Benefits paid                                     (1,869)    (1,828)        (660)      (633)           (846)       (794)
  Foreign exchange translation                           -          -          182     (1,029)            (22)        (15)
  Actuarial loss/(gain)                              2,046      1,760        2,051        792           1,180         425
                                                   -------    -------      -------    -------        --------    --------
 Benefit obligation at December 31                 $33,535    $30,923      $16,336    $13,311        $ 19,215    $ 17,522
                                                   =======    =======      =======    =======        ========    ========

Change in Plan Assets
---------------------
 Fair value of plan assets at January 1            $35,683    $30,933      $11,687    $10,898        $    736    $      -
  Actual return on plan assets                       5,746      5,933        1,470      1,533              45           -
  Company contributions                                  2        210          219        246           1,700         736
  Special programs                                     (95)        (1)         (27)         -               -           -
  Net sales                                           (473)         -            -          -               -           -
  Plan participant contributions                        45         43           91          -               -           -
  Benefits paid                                     (1,869)    (1,828)        (660)      (633)           (480)          -
  Foreign exchange translation                           -          -           26       (652)              -           -
  Other                                                 83        393          449        295               -           -
                                                   -------    -------      -------    -------        --------    --------
 Fair value of plan assets at December 31          $39,122    $35,683      $13,255    $11,687        $  2,001    $    736
                                                   =======    =======      =======    =======        ========    ========

Funded Status of the Plan
-------------------------
  Plan assets in excess of/(less than)             $ 5,587    $ 4,760      $(3,081)   $(1,624)       $(17,214)   $(16,786)
    benefit obligations
  Unamortized:
    Transition (asset)/obligation                      (68)       (87)         744        212               -           -
    Prior service cost                               1,941      2,393          507        570            (119)       (162)
    Net (gains)/losses                              (5,704)    (4,801)         650        (63)          1,900         757
                                                   -------    -------      -------    -------        --------    --------
      Net amount recognized                        $ 1,756    $ 2,265      $(1,180)   $  (905)       $(15,433)   $(16,191)
                                                   =======    =======      =======    =======        ========    ========

Amounts Recognized in the
Balance Sheet Consists of Assets/(Liabilities)
----------------------------------------------
  Other non-current assets - Automotive**          $ 2,314    $ 2,459      $ 1,558    $ 1,600        $      -    $      -
  Accrued non-current liabilities - Automotive        (611)      (515)      (3,601)    (2,749)        (14,859)    (15,407)
  Deferred income taxes                                 34         39          376        120               -           -
  Accumulated other comprehensive income                54         63          644        274               -           -
  Other                                                (35)       219         (157)      (150)           (574)       (784)
                                                   -------    -------      -------    -------        --------    --------
    Net amount recognized                          $ 1,756    $ 2,265      $(1,180)   $  (905)       $(15,433)   $(16,191)
                                                   =======    =======      =======    =======        ========    ========
**Includes intangible asset                             16         68          404        455

Pension Plans in Which Accumulated Benefit
Obligation Exceeds Plan Assets at December 31
---------------------------------------------
  Projected benefit obligation                     $   786    $   795      $ 6,557    $ 5,358
  Accumulated benefit obligation                       689        688        6,141      5,024
  Fair value of plan assets                             14         76        2,820      2,631

Assumptions as of December 31
-----------------------------
  Discount rate                                       6.25%      6.75%        5.70%      6.50%           6.50%       7.00%
  Expected return on assets                           9.00%      9.00%        9.30%      9.20%           6.00%       6.20%
  Average rate of increase in compensation            5.20%      5.50%        5.10%      5.10%              -           -
  Initial health care cost trend rate                    -          -            -          -            7.00%       6.60%
  Ultimate health care cost trend rate                   -          -            -          -            5.00%       5.00%
  Number of years to ultimate trend rate                 -          -            -          -               9          10
-  -  -  -  -
*Postretirement health care and life insurance benefits

NOTE 9.  Debt
-------------

The fair value of debt was estimated based on quoted market prices or current rates for similar debt with the same remaining maturities.

Automotive Sector
-----------------

Debt at December 31 was as follows (in millions):

                                                                       Weighted Average
                                                                         Interest Rate*           Book Value
                                                                       ----------------       -----------------
                                                      Maturity         1998        1997        1998       1997
                                                      --------         ----        ----       -----      ------
       Debt payable within one year
       ----------------------------
       Short-term debt                                                  9.8%        7.9%      $ 1,076    $  592
       Long-term debt payable within one year                                                      45       537
                                                                                              -------    ------
         Total debt payable within one year                                                     1,121     1,129

       Long-term debt                                 2000-2097         8.0%        8.5%        8,713     7,047
                                                                                              -------    ------

           Total debt                                                                         $ 9,834    $8,176
                                                                                              =======    ======

       Fair value                                                                             $10,809    $8,988
       - - - - -
       *Excludes the effect of interest rate swap agreements; change in 1998 primarily reflects short-term debt in South America.

Long-term debt at December 31, 1998 included maturities as follows (in millions): 1999 - $45 (included in current liabilities); 2000 - $705; 2001 - $222; 2002 - $595; 2003 - $69; thereafter - $7,122.

Included in long-term debt at December 31, 1998 and 1997 were obligations of $7,944 million and $6,864 million, respectively, with fixed interest rates, and $769 million and $183 million, respectively, with variable interest rates (generally based on LIBOR or other short-term rates). Obligations payable in foreign currencies at December 31, 1998 and 1997 were $544 million and $372 million, respectively.

Agreements to manage exposures to fluctuations in interest rates, which include primarily interest rate swap agreements and futures contracts, did not change the December 31, 1998 and December 31, 1997 overall weighted-average interest rates on long-term debt or the obligations subject to variable interest rates.

Financial Services Sector
-------------------------

Debt at December 31 was as follows (in millions):


                                                                       Weighted Average
                                                                         Interest Rate*            Book Value
                                                                      ------------------      -------------------
                                                          Maturity     1998        1997         1998       1997
                                                          --------    ------      ------      --------   --------
       Debt payable within one year
       ----------------------------
       Unsecured short-term debt                                                              $  2,998   $  3,684
       Commercial paper                                                                         49,429     63,834
       Other short-term debt                                                                     4,046      3,985
                                                                                              --------   --------
         Total short-term debt                                           5.6%       6.0%        56,473     71,503
       Long-term debt payable within one year                                                   10,383     15,370
                                                                                              --------   --------
         Total debt payable within one year                                                     66,856     86,873

       Long-term debt
       --------------
       Secured indebtedness                               2000-2005     10.2%       9.3%            17         64
       Unsecured senior indebtedness
         Notes and bank debt                              2000-2078      6.2%       6.6%        50,449     67,477
         Debentures                                       2001-2006      4.0%       5.6%         1,661      2,313
         Unamortized discount                                                                      (30)        (6)
                                                                                              --------   --------
           Total unsecured senior indebtedness                                                  52,080     69,784
       Unsecured subordinated indebtedness
         Notes                                            2000-2020      7.7%       8.5%         3,381      2,946
         Debentures                                                                 7.3%             0        425
         Unamortized discount                                                                      (10)       (21)
                                                                                              --------   --------
           Total unsecured subordinated indebtedness                                             3,371      3,350
                                                                                              --------   --------
             Total long-term debt                                                               55,468     73,198
                                                                                              --------   --------
               Total debt                                                                     $122,324   $160,071
                                                                                              ========   ========

       Fair value                                                                             $124,320   $161,872
       - - - - -
       *Excludes the effect of interest rate swap agreements

                                                                FS-21

-------------

Financial Services Sector (continued)
-------------------------

Information concerning short-term borrowings (excluding long-term debt payable within one year) is as follows (in millions):

                                                                             1998           1997            1996
                                                                           -------        -------         -------
        Average amount of short-term borrowings                            $49,099        $65,592         $62,529
        Weighted-average short-term interest rates per annum
         (average year)                                                        5.7%           5.3%            5.7%
        Average remaining term of commercial paper
         at December 31                                                    31 days        30 days         33 days

Long-term debt at December 31, 1998 included maturities as follows
(in millions):  1999 - $10,383; 2000 - $11,307; 2001 - $12,363; 2002 - $8,577;
2003 - $9,958; thereafter - $13,263.

Included in long-term debt at December 31, 1998 and 1997 were obligations of $38.1 billion and $56.7 billion, respectively, with fixed interest rates and $17.3 billion and $16.5 billion, respectively, with variable interest rates (generally based on LIBOR or other short-term rates). Obligations payable in foreign currencies at December 31, 1998 and 1997 were $30 billion and $27 billion, respectively. These obligations were issued primarily to fund non-U.S. business operations.

Outstanding commercial paper at December 31, 1998 totaled $46.2 billion at Ford Credit and $2.3 billion at Hertz, with an average remaining maturity of 30 days and 52 days, respectively.

Agreements to manage exposures to fluctuations in interest rates include primarily interest rate swap agreements. At December 31, 1998, these agreements decreased the weighted-average interest rate on long-term debt to 6%, compared with 6.2% excluding these agreements, and effectively decreased the obligations subject to variable interest rates to zero; the weighted-average interest rate on short-term debt excluding these agreements did not change materially. At December 31, 1997, these agreements decreased the weighted-average interest rate on long-term debt to 6.5%, compared with 6.6% excluding these agreements, and effectively decreased the obligations subject to variable rates to $11.8 billion; the weighted-average interest rate on short-term debt excluding these agreements did not change materially.

Support Facilities
------------------

At December 31, 1998, Ford had long-term contractually committed global credit agreements under which $8.6 billion is available from various banks; 94% are available through June 30, 2003. The entire $8.6 billion may be used, at Ford's option, by any affiliate of Ford; however, any borrowing by an affiliate will be guaranteed by Ford. Ford also has the ability to transfer on a nonguaranteed basis $8.3 billion of such credit lines in varying portions to Ford Credit and FCE Bank plc (formerly known as Ford Credit Europe plc). In addition, at December 31, 1998, $628 million of contractually committed credit facilities were available to various Automotive sector affiliates outside the U.S. Approximately $254 million of these facilities were in use at December 31, 1998.

-------------

At December 31, 1998, the Financial Services sector had a total of $28.2 billion of contractually committed support facilities (excluding the $8.3 billion available under Ford's global credit agreements). Of these facilities, $23.9 billion are contractually committed global credit agreements under which $19.2 billion and $4.7 billion are available to Ford Credit and FCE Bank plc, respectively, from various banks; 58% and 76%, respectively, of such facilities are available through June 30, 2003. The entire $19.2 billion may be used, at Ford Credit's option, by any subsidiary of Ford Credit, and the entire
$4.7 billion may be used, at FCE Bank plc's option, by any subsidiary of FCE Bank plc. Any borrowings by such subsidiaries will be guaranteed by Ford Credit or FCE Bank plc, as the case may be. At December 31, 1998, $131 million of the Ford Credit global facilities were in use and $826 million of the FCE Bank plc global facilities were in use. Other than the global credit agreements, the remaining portion of the Financial Services sector support facilities at December 31, 1998 consisted of $2 billion of contractually committed support facilities available to Hertz in the U.S. and $2.3 billion of contractually committed support facilities available to various affiliates outside the U.S.; at December 31, 1998 approximately $1.3 billion of these facilities were in use. Furthermore, banks provide $1.5 billion of liquidity facilities to support the asset-backed commercial paper program of a Ford Credit sponsored special purpose entity.

NOTE 10.  Capital Stock
-----------------------

At December 31, 1998, all general voting power was vested in the holders of Common Stock and the holders of Class B Stock, voting together without regard to class. At that date, the holders of Common Stock were entitled to one vote per share and, in the aggregate, had 60% of the general voting power; the holders of Class B Stock were entitled to such number of votes per share as would give them, in the aggregate, the remaining 40% of the general voting power, as provided in the company's Restated Certificate of Incorporation.

The Restated Certificate of Incorporation provides that all shares of Common Stock and Class B Stock share equally in dividends (other than dividends declared with respect to any outstanding Preferred Stock), except that any stock dividends are payable in shares of Common Stock to holders of that class and in Class B Stock to holders of that class. Upon liquidation, all shares of Common Stock and Class B Stock are entitled to share equally in the assets of the company available for distribution to the holders of such shares.

On January 9, 1998, all outstanding shares of Series A Depositary Shares, representing 1/1,000 of a share of Series A Cumulative Convertible Preferred Stock, were redeemed at a price of $51.68 per Depositary Share plus an amount equal to accrued and unpaid dividends.

Series B Depositary Shares, representing 1/2,000 of a share of Series B Cumulative Preferred Stock, have a liquidation preference of $25 per Depositary Share. Shares outstanding at December 31, 1998 were valued at $177 million and numbered 7,096,688 Depositary Shares. Dividends are payable at a rate of $2.0625 per year per Depositary Share. Series B Cumulative Preferred Stock is not convertible into shares of Common Stock of the company. On and after December 1, 2002, and upon satisfaction of certain conditions, the stock is redeemable forcash at the option of Ford, in whole or in part, at a redemption price equivalent to $25 per Depositary Share, plus an amount equal to the sum of all accrued and unpaid dividends.

On January 22, 1998, the company commenced an offer to purchase all Depositary Shares representing its Series B Cumulative Preferred Stock at a price of $31.40 per Depositary Share. The offer to purchase was in effect until February 26, 1998. Depositary Shares purchased totaled 13,229,775.

The Series B Cumulative Preferred Stock ranks (and any other outstanding Preferred Stock of the company would rank) senior to the Common Stock and Class B Stock in respect of dividends and liquidation rights.

-----------------------

Changes to the number of shares of capital stock issued for the periods indicated were as follows (shares in millions):

                                                                                      Series A     Series B
                                                                Common     Class B    Preferred    Preferred
                                                                 Stock      Stock       Stock        Stock
                                                                -------    -------    ---------    ---------
         Issued at December 31, 1995                             1,089        71        0.011        0.010

         Changes:
         1996 - Conversion of Series A Preferred Stock              23                 (0.007)
              - Employee benefit plans and other                     6
         1997 - Conversion of Series A Preferred Stock               4                 (0.001)
              - Employee benefit plans and other                    10
         1998 - Conversion and Redemption of Series A                8                 (0.003)
                  Preferred Stock
              - Employee benefit plans and other                    11
              - Repurchase of Series B Preferred Stock                                              (0.006)
                                                                 -----        --        -----        -----
            Net change                                              62         0       (0.011)      (0.006)
                                                                 -----        --        -----        -----
              Issued at December 31, 1998                        1,151        71        0.000        0.004
                                                                 =====        ==        =====        =====


         Authorized at December 31, 1998                         3,000       265      -- Total Preferred: 30 --

NOTE 11.  Stock Options
-----------------------

The company has stock options outstanding under the 1985 Stock Option Plan, the 1990 Long-Term Incentive Plan and 1998 Long-Term Incentive Plan. These Plans were approved by the stockholders. No further grants may be made under the 1985 Plan or 1990 Plan. Grants may be made under the 1998 Plan through April 2008. In general, options granted in 1997 under the 1990 Plan and subsequent years under the 1998 Plan become exercisable 33% after one year from the date of grant, 66% after two years and in full after three years. In general, options granted under the 1985 Plan and options granted prior to 1997 under the 1990 Plan become exercisable 25% after one year from the date of grant, 50% after two years, 75% after three years and in full after four years. Options under the Plans expire after 10 years from the date of grant. Certain participants were granted accompanying stock appreciation rights under the plans which may be exercised in lieu of the related options. Under the Plans, a stock appreciation right entitles the holder to receive, without payment, the excess of the fair market value of the Common Stock on the date of exercise over the option price, either in Common Stock or cash or a combination. In addition, grants of Performance/Contingent Stock Rights were made with respect to 1,354,627 shares in 1998, 936,300 shares in 1997, 865,100 shares in 1996. The number of shares ultimately awarded will depend on the extent to which the Performance Targets specified in each Right is achieved, individual performance of the recipients and other factors, as determined by the Compensation and Option Committee of the Board of Directors.

Under the 1998 Plan, up to 2% of Common Stock issued as of December 31 of any year may be made available for stock options and other plan awards in the next succeeding calendar year. That limit may be increased up to 3% in any year, with a corresponding reduction in shares available for grants in future years. Any unused portion of the 2% limit for any calendar year may be carried forward and made available for Plan awards in succeeding calendar years. At
December 31, 1998, the number of unused shares carried forward aggregated to 12,966,146 shares.

-----------------------
Information concerning stock options is as follows (shares in millions):

                                                  1998                   1997                  1996
                                            ------------------    ------------------    ------------------
                                                     Weighted-             Weighted-             Weighted-
                                                      Average              Average                Average
                                                     Exercise             Exercise               Exercise
    Shares subject to option                Shares    Price       Shares    Price       Shares     Price
    ------------------------                ------   ---------    ------  ----------    ------   ---------
    Outstanding at beginning of period       50.0    $28.44        50.3    $26.93        48.5    $25.22
    New grants (based on fair value of
     Common Stock at dates of grant)         12.7     58.07         8.6     32.05         8.0     32.69
    Associates adjustment*                   24.8         -
    Exercised**                             (13.7)    19.97        (8.3)    23.19        (5.2)    20.32
    Surrendered upon exercise of stock
     appreciation rights                     (2.5)    22.79        (0.4)    22.44        (0.7)    23.03
    Terminated and expired                   (0.4)    33.58        (0.2)    30.86        (0.3)    31.14
                                            -----                 -----                 -----
    Outstanding at end of period             70.9***  25.67        50.0     28.44        50.3     26.93
    Outstanding but not exercisable         (34.9)                (21.6)                (21.5)
                                            -----                 -----                 -----
      Exercisable at end of period           36.0     19.53        28.4     25.84        28.8     23.61
                                            =====                 =====                 =====

    - - - - -
      *Outstanding stock options and related exercise prices were adjusted to preserve the intrinsic value of options as a result of The Associates spin-off in 1998.
     **Exercised at option prices ranging from $10.43 to $32.69 during
       1998, $15.00 to $32.69 during 1997 and $13.42 to $29.06 during 1996.
    ***Included 0.7, 52.5 and 17.7 million shares under the 1985, 1990 and 1998 Plans, respectively, at option prices ranging from $10.43 to $58.63 per share. At December 31, 1998, the weighted-average remaining exercise period relating to the outstanding options was 7.1 years.

The estimated fair value as of date of grant of options granted in 1998, 1997 and 1996, using the Black-Scholes option-pricing model, was as follows:

                                                              1998          1997          1996
                                                             -----         -----         -----
               Estimated fair value per share of
                options granted during the year              $9.25         $5.76         $6.93

               Assumptions:
                Annualized dividend yield                      4.1%          4.8%          4.3%
                Common Stock price volatility                 28.1%         22.1%         25.2%
                Risk-free rate of return                       5.7%          6.7%          6.2%
                Expected option term (in years)                  5             5             5

The company measures compensation cost using the intrinsic value method. Accordingly, no compensation cost for stock options has been recognized. If compensation cost had been determined based on the estimated fair value of options granted since 1995, the company's net income and income per share would have been reduced to the pro forma amounts indicated below:

                                            1998                       1997                      1996
                                    ---------------------      -------------------       -------------------
                                       As          Pro            As         Pro            As         Pro
                                    Reported       Forma*      Reported     Forma*       Reported     Forma*
                                    --------      -------      --------     ------       --------     ------
    Net income (in millions)         $22,071      $22,014       $6,920      $6,892        $4,446      $4,428

    Income per share
    ----------------
       Basic                         $ 18.17      $ 18.12       $ 5.75      $ 5.73        $ 3.73      $ 3.71
       Diluted                       $ 17.76      $ 17.71       $ 5.62      $ 5.60        $ 3.64      $ 3.63

- - - - -
*The pro forma disclosures may not be representative of the effects on reported net income and income per share for future periods because only stock options that were granted beginning in 1995 are included in the above table. The estimated fair value, before tax, of options granted in 1998, 1997 and 1996 was $162 million, $48 million and $54 million, respectively.

NOTE 12.  Litigation and Claims
-------------------------------

Various legal actions, governmental investigations and proceedings and claims are pending or may be instituted or asserted in the future against the company and its subsidiaries, including those arising out of alleged defects in the company's products; governmental regulations relating to safety, emissions and fuel economy; financial services; employment-related matters; dealer, supplier and other contractual relationships; intellectual property rights; product warranties; and environmental matters. Certain of the pending legal actions are, or purport to be, class actions. Some of the foregoing matters involve or may involve compensatory, punitive, or antitrust or other treble damage claims in very large amounts, or demands for recall campaigns, environmental remediation programs, sanctions, or other relief which, if granted, would require very large expenditures.

Litigation is subject to many uncertainties, and the outcome of individual litigated matters is not predictable with assurance. Reserves have been established by the company for certain of the matters discussed in the foregoing paragraph where losses are deemed probable. It is reasonably possible, however, that some of the matters discussed in the foregoing paragraph for which reserves have not been established could be decided unfavorably to the company or the subsidiary involved and could require the company or such subsidiary to pay damages or make other expenditures in amounts or a range of amounts that cannot be estimated at December 31, 1998. The company does not reasonably expect, based on its analysis, that any adverse outcome from such matters would have a material effect on future consolidated financial statements for a particular year, although such an outcome is possible.

NOTE 13.  Commitments and Contingencies
---------------------------------------

At December 31, 1998, the company had the following minimum rental commitments under non-cancelable operating leases (in millions): 1999 - $413; 2000 - $336; 2001 - $272; 2002 - $182; 2003 - $113; thereafter - $187. These amounts include rental commitments related to the sale and leaseback of certain Automotive sector machinery and equipment.

Ford in the U.S. and Ford of Canada have entered into agreements with banks to provide credit card programs that offer rebates that can be applied against the purchase or lease of Ford vehicles. The maximum amount of rebates available to qualified cardholders at December 31, 1998 and 1997 was $1.6 billion and $1.8 billion, respectively. The company has provided for the estimated net cost of these programs as a sales incentive based on the estimated number of participants who ultimately will purchase vehicles. The U.S. program was discontinued December 31, 1997 and the Canadian program was discontinued
May 31, 1998; rebates for the U.S. program earned prior to program discontinuance will be valid for up to five years following the calendar year in which earned, subject to certain restrictions.

NOTE 14.  Financial Instruments
-------------------------------

Estimated fair value amounts have been determined using available market information and various valuation methods depending on the type of instrument. In evaluating the fair value information, considerable judgment is required to interpret the market data used to develop the estimates. The use of different market assumptions and/or different valuation techniques may have a material effect on the estimated fair value amounts. Accordingly, the estimates of fair value presented herein may not be indicative of the amounts that could be realized in a current market exchange.

-------------------------------

Balance Sheet Financial Instruments
-----------------------------------

Information about specific valuation techniques and estimated fair values is provided throughout the Notes to Financial Statements. Book value and estimated fair value amounts at December 31 were as follows (in millions):

                                              1998                        1997
                                    -----------------------     -----------------------
                                      Book           Fair         Book            Fair       Fair Value
                                      Value          Value        Value           Value       Reference
                                    --------       --------     --------        -------      ----------
       Automotive Sector
       -----------------
       Marketable securities        $ 20,120       $ 20,120     $ 14,519        $ 14,519       Note 2
       Debt                            9,834         10,809        8,176           8,988       Note 9

       Financial Services Sector
       -------------------------
       Marketable securities        $    968       $    968     $  2,201        $  2,201       Note 2
       Receivables                    90,010         89,847      127,595         130,978       Note 3
       Debt                          122,324        124,320      160,071         161,872       Note 9

Foreign Currency and Interest Rate Instruments
----------------------------------------------

The fair value of foreign currency and interest rate instruments was estimated using current market prices provided by outside quotation services. The estimated fair value, notional amount and deferred loss at December 31 were as follows (in millions):

                                                            Fair Value
                                                        ------------------
                                                         1998        1997
                                                        ------      ------
                      Foreign currency instruments
                        Assets                           $631       $  289
                        Liabilities                       615        1,207

                      Interest rate instruments
                        Assets                            944          548
                        Liabilities                       251          182


The notional amount represents the contract amount, not the amount at risk. The notional amount for foreign currency instruments was $33.1 billion at December 31, 1998, and $31 billion at December 31, 1997. The deferred loss for foreign currency instruments was $26 million at December 31, 1998 and $63 million at December 31, 1997. These deferred losses are offset by unrecognized gains on the underlying transactions or commitments. The notional amount for interest rate instruments was $97.5 billion at December 31, 1998, and $90.4 billion at December 31, 1997.

Counterparty Credit Risk
------------------------

Ford manages its foreign currency and interest rate counterparty credit risks by limiting exposure to and by monitoring the financial condition of each counterparty. The amount of exposure Ford may have to a single counterparty on a worldwide basis is limited by company policy. In the unlikely event that a counterparty fails to meet the terms of a foreign currency or an interest rate instrument, the company's risk is limited to the fair value of the instrument.

Other Financial Agreements
--------------------------

At December 31, 1998, the notional amount of commodity hedging contracts outstanding totaled $853 million; the notional amount at December 31, 1997 was $496 million. The company also had guaranteed $826 million of debt of unconsolidated subsidiaries, affiliates and others at December 31, 1998. The risk of loss under these financial agreements is not material.

NOTE 15.  Acquisitions, Dispositions and Restructuring
------------------------------------------------------

Automotive Sector
-----------------

Restructurings
--------------

Ford recorded a pre-tax charge of $726 million ($472 million after taxes) in the fourth quarter of 1998 for retirement and separation programs. These special voluntary and involuntary programs reduce the workforce by 2,184 persons in North America (all salaried), 1,977 in Europe (1,304 hourly and 673 salaried) and 4,650 in South America (4,400 hourly and 250 salaried). The costs were charged to Automotive segment ($674 million) in cost of sales, Visteon segment ($38 million) in cost of sales, Ford Credit segment ($9 million) in operating and other expenses, and other Financial Services operations ($5 million) in operating and other expenses.

Ford recorded a pre-tax charge of $272 million ($169 million after taxes) in the second quarter of 1997, reflecting actions that were completed during 1997 and 1998. These included primarily the discontinuation of passenger car production at the Lorain Assembly Plant resulting in a write-down of surplus assets. The charge also included employee termination costs related to the elimination of a shift at the Halewood (England) Plant, and a loss on the sale of the heavy truck business.

Cost for special voluntary employee separation programs reduced the Automotive sector's net income for 1996 by $436 million. The programs affected about 3,500 salaried employees, primarily in the U.S.

Write-Down of Kia Motors Corporation
------------------------------------

During the fourth quarter of 1998, Ford recorded a pre-tax charge of $111 million ($86 million after taxes) to write-off its net exposure to Kia Motors Corporation ("Kia"). The write off of Ford's exposure was recorded in cost of sales. Ford's share of Mazda Motor Corporation's ("Mazda") exposure was recorded in equity in net income of affiliates.

Batavia/ZF Friedrichshafen AG Joint Venture
-------------------------------------------

During the fourth quarter of 1998, Ford recorded in cost of sales a pre-tax charge of $112 million ($73 million after taxes) related to the fair value transfer of its Batavia (Ohio) Transmission Plant to a new joint venture company formed by Ford and ZF Friedrichshafen AG of Germany. The transaction is expected to be completed in the first quarter of 1999. The new joint venture will be reflected in Ford's consolidated financial statements on an equity basis.

Investment in Mazda Motor Corporation
-------------------------------------

During May 1996, Ford increased its investment in Mazda from its existing
24.5% ownership interest to a 33.4% ownership interest by purchasing from Mazda newly-issued shares of common stock for an aggregate purchase price of $484 million. In connection with the purchase of shares, Mazda agreed to coordinate more closely with Ford its strategies and plans, particularly in the areas of product development, manufacturing and distribution of vehicles, so as to improve the competitiveness and economies of scale of both companies. Ford and Mazda remain separate public companies with separate identities. Ford is not responsible for any of Mazda's liabilities, debts or other obligations, and Mazda's operating results and financial position are not consolidated with those of Ford; Mazda continues to be reflected in Ford's consolidated financial statements on an equity basis.

------------------------------------------------------

Financial Services Sector
-------------------------

Associates First Capital Corporation
------------------------------------

During the second quarter of 1998, the company completed a spin-off of Ford's 80.7% (279.5 million shares) interest in The Associates. As a result of the spin-off of The Associates, Ford recorded a gain of $15,955 million in the first quarter of 1998 based on the fair value of The Associates as of the record date, March 12, 1998. The spin-off qualified as a tax-free transaction for U.S. federal income tax purposes. During the second quarter of 1996, The Associates completed an initial public offering ("IPO") of its common stock representing a 19.3% economic interest in The Associates. Ford recorded a second quarter
1996 gain of $650 million resulting from the IPO; the gain was not subject to income taxes.

Hertz Corporation
-----------------

In the second quarter of 1997, Hertz, a subsidiary of Ford, completed an IPO of its common stock representing a 19.1% economic interest in Hertz. Ford recorded a second quarter 1997 gain of $269 million resulting from the IPO; the gain was not subject to income taxes.

Ford Leasing
------------

During the third quarter of 1996, Ford Leasing Corporation, then known as USL Capital Corporation ("USL Capital"), a subsidiary of Ford Holdings, Inc., concluded a series of transactions for the sale of substantially all of its assets, as well as certain assets owned by Ford Credit and managed by USL Capital. Proceeds from the sales were used to pay down related liabilities and debt. Ford recorded a pre-tax gain of $263 million from the sales ($95 million gain after taxes).

Budget Rent a Car
-----------------

The company recorded a pre-tax charge in 1996 totaling $384 million
($233 million after taxes) to recognize the estimated value of its outstanding notes receivable from, and preferred stock investment in, Budget Rent a Car Corporation ("BRAC"). The initial provision taken in the second quarter of 1996 totaling $700 million ($437 million after taxes) resulted from conclusions reached in a study of Ford's rental car business strategy. In accordance with SFAS 114, the notes receivable provision reflected primarily the unsecured portion of financing provided to BRAC by Ford. The preferred stock write-down reflected recognition of the fair value of Ford's investment at the time. In the fourth quarter of 1996, the notes receivable provision was reduced by $316 million ($204 million after taxes), reflecting a strengthening of the rental car business, recent sales of rental car franchises, and increased investor interest that led to a reassessment of the value of the outstanding common stock of BRAC; Ford became the owner of approximately 22% of Team Rental as a result of the partial repayment in Team Rental stock of Ford's loans to BRAC. In the fourth quarter of 1997, Ford sold its shares of Budget Group (formerly "Team Rental") stock. The gain on sale was not material.

NOTE 16.  Cash Flows
--------------------

The reconciliation of net income to cash flows from operating activities is as follows (in millions):

                                                        1998                    1997                    1996
                                                --------------------    --------------------    ---------------------
                                                            Financial               Financial               Financial
                                                Automotive  Services    Automotive  Services    Automotive  Services
                                                ----------  ---------   ----------  ---------   ----------  ---------
Net income                                      $ 4,752      $17,319    $ 4,714     $ 2,206      $ 1,655    $  2,791
Adjustments to reconcile net income
 to cash flows from operating activities:
  Depreciation and amortization                   5,740        8,589      5,938       7,645        5,916       6,875
  Losses/(earnings) of affiliated
   companies in excess of dividends
   remitted                                          82           (2)       127          (1)          44         (16)
  Provision for credit and
   insurance losses                                   -        1,798          -       3,230            -       2,564
  Foreign currency adjustments                     (208)           -        (27)          -          156           -
  Net (purchases)/sales of trading
   securities                                    (5,434)        (205)    (2,307)         67       (5,180)         62
  Provision for deferred income taxes               421          504        908        (102)          74         530
  Gain on spin-off of The Associates
   (Note 15)                                          -      (15,955)         -           -            -           -
  Gain on sale of common stock of a
   subsidiary (Note 15)                               -            -          -        (269)           -        (650)
Changes in assets and liabilities:
   Decrease/(increase) in accounts
    receivable and other current assets           1,027       (1,189)      (179)        256       (2,183)     (1,328)
   (Increase)/decrease in inventory                (254)           -      1,234           -          553           -
   Increase/(decrease) in accounts payable
    and accrued and other liabilities             3,019        1,728      3,854        (121)       5,447       1,303
Other                                               477          891       (278)        739           94         550
                                                -------      -------    -------     -------      -------     -------
Cash flows from operating activities            $ 9,622      $13,478    $13,984     $13,650      $ 6,576     $12,681
                                                =======      =======    =======     =======      =======     =======


The company considers all highly liquid investments purchased with a maturity of three months or less, including short-term time deposits and government, agency and corporate obligations, to be cash equivalents. Automotive sector cash equivalents at December 31, 1998 and 1997 were $3.4 billion and $5.8 billion, respectively; Financial Services sector cash equivalents at December 31, 1998 and 1997 were $500 million and $800 million, respectively. Cash flows resulting from futures contracts, forward contracts and options that are accounted for as hedges of identifiable transactions are classified in the same category as the item being hedged. Purchases, sales and maturities of trading securities are included in cash flows from operating activities. Purchases, sales and maturities of available-for-sale and held-to-maturity securities are included in cash flows from investing activities.

Cash paid for interest and income taxes was as follows (in millions):

                                                        1998           1997         1996
                                                       ------        -------      ---------
                                                                                  c>
                           Interest                    $9,120        $10,430      $10,250
                           Income taxes                 2,027          1,301        1,285

NOTE 17.  Segment Information
-----------------------------

Ford adopted Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information, effective with year-end 1998. This standard requires companies to disclose selected financial data by operating segment (defined in Note 1). Ford has identified four primary operating segments: Automotive, Visteon, Ford Credit, and Hertz. Segment selection was based upon internal organizational structure, the way in which these operations are managed and their performance evaluated by management and Ford's Board of Directors, the availability of separate financial results, and materiality considerations. Segment detail is summarized as follows (in millions):


                                Automotive Sector       Financial Services Sector
                                ------------------     -----------------------------                  Total      Total
                                 Auto-                   Ford                Other        Elims/      Auto      Fin Svcs
                                 motive   Visteon       Credit     Hertz    Fin Svcs      Other       Sector     Sector
                                --------- --------     --------   -------   --------     --------    --------   --------
1998
----
Revenues
   External customer revenues   $118,017   $ 1,412 a/  $ 19,095   $ 4,241   $  1,997     $   (346)   $119,083   $ 25,333
   Intersegment revenues           3,839    16,350          208         9        272      (20,678)          0          0
                                --------   -------     --------   -------   --------     --------    --------   --------
     Total Revenues             $121,856   $17,762     $ 19,303   $ 4,250   $  2,269     $(21,024)   $119,083   $ 25,333
                                ========   =======     ========   =======   ========     ========    ========   ========
Income
   Income before taxes          $  5,829   $ 1,129     $  1,812   $   465   $ 16,161 b/  $      0    $  6,958   $ 18,438
   Provision for income taxes      1,739       420          680       188        149            0       2,159      1,017
   Net income                      4,040       712        1,084       277     16,060 b/      (102)      4,752     17,319
Other Disclosures
   Depreciation/amortization    $  5,181   $   559     $  7,327   $ 1,186   $     45     $     31    $  5,740   $  8,589
   Interest income                 1,414        58            -         -          -         (141)      1,331          -
   Interest expense                1,089       102        6,910       318      1,114         (668)        829      8,036
   Capital expenditures            7,252       861           67       317        120            0       8,113        504
   Unusual items                       0         0            0         0     15,955 b/         0           0     15,955
   Unconsolidated affiliates
     Equity in net income            (64)       26            2         0          0            0         (38)         2
     Investments in                2,191       214           76         0          0            0       2,405         76
   Total assets at year-end       83,214     9,565      137,248     8,873      6,181       (7,536)     88,744    148,801
-------------------------------------------------------------------------------------------------------------------------

1997
----
Revenues
   External customer revenues   $121,976   $ 1,217 a/  $ 17,144   $ 3,895   $  9,653     $   (258)   $122,935   $ 30,692
   Intersegment revenues           4,749    16,003          201        10        266      (21,229)          0          0
                                --------   -------     --------   -------   --------     --------    --------   --------
     Total Revenues             $126,725   $17,220     $ 17,345   $ 3,905   $  9,919     $(21,487)   $122,935   $ 30,692
                                ========   =======     ========   =======   ========     ========    ========   ========
Income
   Income before taxes          $  6,257   $   825     $  1,806   $   343   $  1,708 c/  $      0    $  7,082   $  3,857
   Provision for income taxes      2,014       308          727       142        550            0       2,322      1,419
   Net income                      4,196       518        1,031       202      1,205 c/      (232)      4,714      2,206
Other Disclosures
   Depreciation/amortization    $  5,346   $   592     $  6,188   $ 1,068   $    364     $     25    $  5,938   $  7,645
   Interest income                 1,228        17            -         -          -         (129)      1,116          -
   Interest expense                  904        82        6,268       316      3,523         (593)        788      9,712
   Capital expenditures            7,225       917           49       211        315            0       8,142        575
   Unusual items                       0         0            0         0        269 c/         0           0        269
   Unconsolidated affiliates
     Equity in net income           (117)       29            1         0          0            0         (88)         1
     Investments in                1,782       195           84         0          0            0       1,977         84
   Total assets at year-end       82,034     8,751      121,973     7,436     68,348       (9,445)     85,079    194,018
------------------------------------------------------------------------------------------------------------------------

1996
----
Revenues
   External customer revenues   $116,887   $ 1,368 a/  $ 16,476   $ 3,668   $  8,913     $   (321)   $118,023   $ 28,968
   Intersegment revenues           5,001    15,111          229        11        985      (21,337)          0          0
                                --------   -------     --------   -------   --------     --------    --------   --------
     Total Revenues             $121,888   $16,479     $ 16,705   $ 3,679   $  9,898     $(21,658)   $118,023   $ 28,968
                                ========   =======     ========   =======   ========     ========    ========   ========
Income
   Income before taxes          $  1,973   $   598     $  2,240   $   256   $  1,726 d/  $      0    $  2,571   $  4,222
   Provision for income taxes        642       220          732        98        474            0         862      1,304
   Net income                      1,274       381        1,441       159      1,318 d/      (127)      1,655      2,791
Other Disclosures
   Depreciation/amortization    $  5,406   $   510     $  5,538   $   975   $    336     $     26    $  5,916   $  6,875
   Interest income                   895        16            -         -          -          (70)        841          -
   Interest expense                  749        79        6,260       309      3,378         (376)        695      9,704
   Capital expenditures            7,240       969           44       194        204            0       8,209        442
   Unusual items                       0         0            0         0        529 d/         0           0        529
   Unconsolidated affiliates
     Equity in net income            (53)       47            0         0          1           (2)         (6)        (1)
     Investments in                2,245       206           76         0          0            0       2,451         76
   Total assets at year-end       73,976     7,906      121,696     7,649     58,694       (7,054)     79,658    183,209
- - - - -

a/ Includes sales to outside fabricators for inclusion in components sold to Ford's Automotive segment. These sales are eliminated in total Automotive sector reporting.
b/ Includes $15,955 non-cash gain (not taxed) on spin-off of The Associates in the first quarter of 1998 (Note 15).
c/ Includes $269 gain (not taxed)on Hertz IPO in the second quarter of 1997
   (Note 15).
d/ Includes $650 gain (not taxed)on The Associates IPO in the second quarter of 1996, $263 gain on sale of USL Capital assets, $384 loss resulting from the write-down of Budget Rent A Car notes receivable in 1996 (Note 15).

-----------------------------

"Other Financial Services" data is an aggregation of miscellaneous smaller Financial Services Sector business components, including Ford Motor Land Development Corporation, Ford Leasing Development Company, Ford Leasing Corporation, and Granite Management Corporation, and certain unusual transactions (footnoted). Also included is data for The Associates, which was spun-off from Ford in 1998.

"Eliminations/Other" data includes intersegment eliminations and minority interest calculations. Data for "Depreciation/amortization" includes depreciation of fixed assets and assets subject to operating leases and amortization of special tools. Interest income for the operating segments in the Financial Services sector is reported as "Revenue".

Information concerning principal geographic areas was as follows (in millions):

Geographic Areas
----------------
                                       United                    All         Total
                                       States       Europe      Other       Company
                                      ---------    --------    -------     ---------
1998
----
External revenues                     $100,597     $27,026     $16,793     $144,416
Net property                            25,761      11,018       7,260       44,039

1997
----
External revenues                     $105,581     $27,618     $20,428     $153,627
Net property                            23,948       9,596       7,090       40,634

1996
----
External revenues                     $ 98,887     $30,478     $17,626     $146,991
Net property                            22,950       9,720       6,868       39,538


NOTE 18.  Summary Quarterly Financial Data (Unaudited)
------------------------------------------------------
(in millions, except amounts per share)

                                                  1998                                         1997
                                 ----------------------------------------     -----------------------------------------
                                  First      Second     Third     Fourth       First     Second      Third     Fourth
                                 Quarter     Quarter   Quarter    Quarter     Quarter    Quarter    Quarter    Quarter
                                 --------   --------   -------    -------     -------    -------    -------    --------
Automotive
   Sales                         $29,076    $31,309    $26,494    $32,204     $30,037    $32,805    $28,196    $31,897
   Operating income                1,806      2,922        777      1,180       1,704      2,444        846      1,952
Financial Services
   Revenues                        7,508      5,980      6,146      5,699       7,277      7,460      7,900      8,055
   Income before income taxes     16,813        590        645        390         830      1,199        912        916

Total Company
   Net income                     17,646      2,381      1,001      1,043     $ 1,469    $ 2,530    $ 1,125    $ 1,796
   Less:
   Preferred stock dividend
    requirements                      95          4          4          4          14         14         13         13
                                 -------    -------    -------     ------     -------    -------    -------    -------
   Income attributable
   to Common and
   Class B Stock                 $17,551    $ 2,377    $   997    $ 1,039     $ 1,455    $ 2,516    $ 1,112    $ 1,783
                                 =======    =======    =======    =======     =======    =======    =======    =======

AMOUNTS PER SHARE OF COMMON
 AND CLASS B STOCK AFTER
 PREFERRED STOCK DIVIDENDS

   Basic income                  $ 14.48    $  1.96    $  0.82    $  0.86     $  1.23    $  2.11    $  0.93    $  1.48

   Diluted income                  14.23       1.91       0.80       0.84        1.20       2.06       0.91       1.45

   Cash dividends                   0.42       0.42       0.42       0.46       0.385       0.42       0.42       0.42


PricewaterhouseCoopers LLP


                  Report of Independent Accountants
                  ---------------------------------



To the Board of Directors and Stockholders
Ford Motor Company

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, stockholders' equity and cash flows present fairly, in all material respects, the financial position of Ford Motor Company and Subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

January 21, 1999